Exhibit 10.39

2020 FINANCING TERM SHEET

The following is a summary of the terms and conditions of the financing plan (the “Plan”) developed by Provectus Biopharmaceuticals, Inc. (the “Company”). The Plan was approved by the Board of Directors of the Company (the “Board”) on December 31, 2019. The 2020 Term Sheet is similar to the Definitive Financing Commitment Term Sheet entered into between the Company and a group of the Company’s stockholders (the “PRH Group”), which was amended and restated effective as of March 19, 2017 (the “2017 Term Sheet”), previously disclosed by the Company in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2017, and completed on December 20, 2019 when the PRH Group concluded its best efforts activity to arrange for financing of $20,000,000 (the “2017 Financing”). The PRH Group specifically disclaimed, and continues to disclaim, that it is a “Group” as defined in the Federal securities laws.

Total Financing Commitment

This Financing Term Sheet (the “2020 Term Sheet”) envisions that the Company will use its best efforts to arrange for financing of a maximum of $20 million (the “2020 Financing”), which amounts will be provided in several tranches.

Structure of the Financing

The structure of the Financing will be in the form of a secured convertible loan (the “Loan”) from investors (which may include, but not be limited to, institutional investors, family offices and accredited investors; individually, an “Investor,” and collectively, the “Investors”). The Loan will be evidenced by one or more secured convertible promissory notes (the “2020 Notes”) from the Company to each Investor.

In addition to the customary provisions, the Note shall contain the following provisions:

(i) the 2020 Notes will be subordinate to the notes of the 2017 Financing (the “2017 Notes”) in right of payment and to the security interests granted to holders of the 2017 Notes;

(ii) that the Loan will be secured by a second lien security interest in the Company’s intellectual property and such second lien shall be evidenced in writing and recorded in the county where the Company’s principal offices are located;

(iii) that the Loan will bear interest at the rate of 8% per annum on the outstanding principal amount of the Loan that has been funded to the Company;

(iv) that in the event there is a change of control of the Company’s Board of Directors as proposed by any person or group other than the PRH Group, the term of the 2020 Note will be accelerated and all amounts due under the 2020 Note will be immediately due and payable and that any proceeds received by the Company from any financing source will be used to first repay the outstanding principal amount of the 2017 Notes that have been funded to the Company plus interest at the rate of 8% per annum, plus a penalty in the amount equal to ten times (10x) the outstanding principal amount of the Loan that has been funded to the Company, and to second first repay the outstanding principal amount of the 2020 Notes that have been funded to the Company plus interest at the rate of 8% per annum, plus a penalty in the amount equal to ten times (10x) the outstanding principal amount of the Loan that has been funded to the Company;

(v) that the principal amount of the Loan and the interest payable under the Loan will be convertible at the sole discretion of the PRH Group in to shares of the Company’s Series D Preferred Stock (with the rights and preferences set forth in this Financing Term Sheet, see “Rights and Preferences of the Series D Convertible Preferred Stock” below) at a price per share of $2.862;

(vi) notwithstanding above, the principal amount of the Note and the interest payable under the Loan will automatically convert into shares of the Company’s Series D Preferred Stock (with the rights and preferences set forth in this Financing Term Sheet, see “Rights and Preferences of the Series D Convertible Preferred Stock” below) at a price per share of $2.862 on June 20, 2021, subject to certain exceptions; and

(vii) upon conversion of the Loan into the Series D Preferred Stock, Investors agree to release their second lien on the Intellectual Property.

The PRH Group

The PRH Group includes Edward Pershing, Dominic Rodrigues and Bruce Horowitz.

The Rights and Preferences of the Series D Convertible Preferred Stock

In addition to the following rights and preferences, the Series D Preferred Stock shall also include Sections (i) – (vii) set forth under “Structure of the Financing” above.

No subsequently issued Senior Equity Securities: No series or class of Capital Stock shall be issued by the Company after the date of the acceptance of this Financing Term Sheet that is senior to the rights and preferences of the Series D Preferred Stock (including but not limited to voting rights, conversion, dividends, anti-dilution, etc.).

Preference on Proceeds from the Sale, Liquidation or Dissolution of the Company: The Series D Preferred stock shall have a first priority right to receive proceeds/distribution from the sale, liquidation or dissolution of the Company or any of the Company’s assets before proceeds from such an event are distributed to holders of other class of the Company’s Capital Stock.

If the event occurs within 2 years of the date of issuance of the Series D Preferred Stock, the Series D Preferred Stock shall receive a preference of 4 times the investment amount; if the event occurs longer than 2 years of the Closing, the Series D Preferred Stock shall receive a preference of 6 times the investment amount.

Conversion to Common Stock: The Series D Preferred Stock shall be convertible at the option of the holders into shares of the Company’s Common Stock based on a formula to achieve a 1-for-10 conversion, provided the Company has sufficient number of authorized but unissued shares of Series D Preferred Stock (otherwise the pricing of the Series D Preferred Stock and the conversion formula into common stock will be revised accordingly). Any fractional shares issuable pursuant to the formula will be rounded up to the next whole share of Common Stock. The Series D Preferred Stock shall automatically convert into shares of Common Stock upon the fifth anniversary of the date of issuance of the Series D Preferred Stock.

Voting Rights: Customary, and on an as-converted basis (i.e., 10 votes per share of Series D Preferred Stock assuming a 1-for-10 conversion).

No Dividend Preference: No Dividend Preference. However, the Series D Preferred Stock shall be entitled to receive dividends when any dividends are declared and paid on the Common Stock or other series or class of Preferred Stock and on a pari passu basis.

Anti-dilution Protection: None

Use of Proceeds

The proceeds from the 2020 Financing will be used to fund the Company’s clinical development program, as currently constituted and envisioned, and to fund the Company’s general and administrative expenses.